UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2008

Quepasa Corporation

 (Exact name of registrant as specified in its charter)

Nevada	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

224 Datura Street, Suite 1100 West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 491-4181

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On October 15, 2008, the Compensation Committee of Quepasa Corporation (the “Company”) approved the following compensation arrangements with two of its executive officers:

John Abbott, the Company’s Chief Executive Officer, waived $80,000 in salary due to him for fiscal 2008 in exchange for 54,237 10-year fully vested stock options. Additionally, Mr. Abbott was granted 54,237 10-year stock options in lieu of $80,000 cash compensation for 2009, which options vest in equal increments at the end of each month commencing November 1, 2008 through October 31, 2009, subject to his continued employment with the Company on the applicable vesting dates. All of the stock options are exercisable at $2.43 per share.

Michael Matte, the Company’s Chief Financial Officer, waived a $75,000 guaranteed bonus due to him for fiscal 2008 in exchange for 50,847 10-year fully vested stock options. Additionally, Mr. Matte received an increase in annual salary from $100,000 to $250,000. However, Mr. Matte waived $100,000 of the increase in exchange for 67,797 10-year stock options. These options vest in equal increments at the end of each month from November 1, 2008 through October 31, 2009, subject to his continued employment with the Company on the applicable vesting dates.  Mr. Matte’s base salary is now $150,000. All of the stock options are exercisable at $2.43 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 17, 2008

QUEPASA CORPORATION

By:	/s/ MICHAEL D. MATTE
Michael D. Matte Executive Vice President and Chief Financial Officer